Exhibit 10.43

[Letterhead of Immtech Pharmaceuticals, Inc.]

May 1, 2006

T. Stephen Thompson

100 Pembroke Dr.

Lake Forest, IL 60045

Re:	RETIREMENT AND CONSULTING AGREEMENT

Dear Steve,

This letter, upon your signature, will constitute your retirement and consulting agreement with Immtech Pharmaceuticals, Inc. (“Immtech” or the “Company”).

Effective on the above date, (i) you retire as president and a director of our Company and from all other positions you hold with the Company and its subsidiaries and (ii) you become a consultant to the Company.

You agree that (a) you will be a consultant to the Company from the above date through March 31, 2007, helping in the transition needed as a result of your retirement and otherwise, as mutually agreed, (b) you will serve, so long as you or we desire, as the Company’s representative to (i) the Steering Committee under the Clinical Research Subcontract between the Company and the University of North Carolina at Chapel Hill dated March 21, 2001, as amended and restated and (ii) the Steering Committee to be formed in relation to the License Agreement for the compound known as AQ13 between the Company and Tulane University dated February 10, 2006, (c) you will cooperate with Immtech and its counsel with regard to past, present and future legal matters which relate to the period of your service to the Company or arise out of the services you provided or conducted on behalf of Immtech and (d) you will agree not to sell the shares of Immtech common stock held by you except in accordance with Schedule A hereto.

In consideration of the foregoing:

1.

Immtech will pay you, on the Company’s customary payroll terms, your current Base Salary (less customary payroll deductions) and permit you to participate in your elected benefits, including medical insurance, dental coverage, life insurance, flexible spending account, 401K and long-term disability insurance (subject to your contribution requirements in effect as of the date hereof), through March 31, 2007; provided that your Base Salary for March 2007 shall be paid to you no later than March 15, 2007;

2.	Immtech will reimburse, in accordance with Company practices, your reasonable out-of-pocket expenses incurred in your service on the Steering Committee and otherwise as a consultant to the Company;
3.

the stock option awards you were granted under the Company’s 2000 Stock Option Plan will continue to vest in accordance with their terms. As of April 28, 2006, you held one partially vested option to purchase 30,000 shares of common stock (25,833 shares are vested and 4,167 are unvested) which will continue to vest, in accordance with this agreement, at the rate of 833 1/3 shares per month, on the 8th day of each month through September 8, 2006. The period to exercise your vested options, which would otherwise expire on April 28, 2007, will be the expiration dates set forth in each option agreement. Please remember that prior to exercise, all options remain subject to the provisions of the 2000 Stock Option

Plan, including that you cannot sell, pledge, transfer, margin, or generally have access to the shares covered by the options until exercise and the shares are delivered to you;

4.

Immtech hereby grants to you an option to purchase 56,000 shares of common stock, exercisable at $7.35 per share for a term of six years from the date of grant, which shall upon the attainment of milestones set forth on Schedule B hereto vest if completed on or before October 31, 2007;

5.

you are entitled to elect up to 18 months of COBRA (the Consolidated Omnibus Budget Reconciliation Act) coverage. Your 18 month COBRA period will commence on May 1, 2006. You may purchase up to 7 additional months of coverage after the term of this Agreement commencing on April 1, 2007. You will receive further notification advising you of the continuation of benefits available and the rates and premium payment procedure. Should you have any questions, contact Gary Parks at (847) 573-0033; and

6.

if you die or become disabled (as such term is defined in Immtech’s long term disability plan) at any time after the date hereof, you (or your estate) will receive the compensation and benefits described in this Agreement to the extent not previously paid or provided to you.

Neither you nor Immtech will publicly disclose the terms or existence of this Agreement, except to the extent required by law, or the negotiations leading up to this Agreement. The Company is required to announce your retirement in a Current Report on Form 8-K and press release. Neither you nor Immtech shall be prohibited from responding to any court order or subpoena or to a request for information from or to cooperate with any governmental or regulatory entity but each will advise and consult with the other before responding to any order, subpoena or request.

You understand and agree that you remain subject to the “Covenant Not to Compete” and “Confidentiality and Non-Disclosure” provisions (Sections 14 and 15 respectively) of your employment agreement dated April 9, 1991, as modified herein and which are attached hereto as Exhibit 1.

This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable conflict of laws principles) as to all matters, including, but not limited to, validity, construction, effect, performance and remedies.

It is intended that any amounts payable under this Agreement shall comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject you to the payment of any interest or additional tax imposed thereunder. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified as necessary to avoid such additional tax; provided that such modification shall not materially increase the cost to the Company of any benefit hereunder.

This letter sets forth the entire agreement and supersedes all prior agreements on the subject matter. This letter can be amended only by a writing signed by both parties. By your signature below, you acknowledge that you understand and accept the terms of this Agreement and that your signature is freely, voluntarily and knowingly given.

Please know that Immtech’s board of directors conveys to you its appreciation for your service to our Company and thanks you for agreeing to continue as a consultant after your retirement as our president and a member of the board.

If this Agreement accords with your understanding, please sign and return one original to me. If you have any questions, please feel free to contact me.

Sincerely,

Immtech Pharmaceuticals, Inc.

By	/s/ Eric L. Sorkin

Chief Executive Officer

Agreed to and accepted by:

/s/ T. Stephen Thompson

Date: May 1, 2006

Schedule A

May 1, 2006

In order to induce Immtech Pharmaceuticals, Inc. (“Immtech”, or the “Company”) to enter into the Retirement and Consulting Agreement to which this Schedule A is attached, the undersigned agrees that for a period from the date hereof until March 31, 2007, the undersigned will not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, participate in any hedging, short sale, put or call transaction, or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of common stock of the Company held as of the date hereof (the “Common Stock”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) bona fide gifts or (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided, that the transferee in this subsection (b) agrees in writing to be bound by the terms of this restriction (collectively, the “Lock-up”).

On July, 28, 2006, the Lock-up will expire as to 94,457 shares of Common Stock, on which date said 94,457 shares will become freely tradable.

In the event that the closing price of the Common Stock on the Company’s primary market closes at or above $15.00 per share for twenty (20) consecutive trading days during the term of this Lock-up, on the next following trading day this Lock-up will expire as to an additional 94,457 shares.

This Lock-Up Letter Agreement is irrevocable and binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

Yours very truly,

____________________________________

T. Stephen Thompson

Schedule B

	Company	Focus	Milestone	Shares Vesting Upon Attainment of Milestone
1.	Gilead Science	Hepatitis C	Testing Agreement	2,000
2.	Gilead Science	Hepatitis C	Joint Venture or License Agreement	5,000
3.	Gilead Science	PcP	Joint Venture or License Agreement	5,000
4.	Solvay	PcP	Joint Venture or License Agreement	5,000
5.	Solvay	Malaria Prophylaxis	Joint Venture or License Agreement	5,000
6.	Sanofi Aventis	HAT	Joint Venture or License Agreement	5,000
7.	Sanofi Aventis	Anti-fungal	Testing Agreement	2,000
8.	Idenix	Hepatitis C	Testing Agreement	2,000
9.	Idenix	Hepatitis C	Joint Venture or License Agreement	5,000
10.	GlaxoSmithKline	Malaria Treatment and Prophylaxis	Joint Venture or License Agreement	5,000
11.	GlaxoSmithKline	Hepatitis C	Testing and License Agreement	2,000
12.	GlaxoSmithKline	Hepatitis C	Joint Venture or License Agreement	5,000
13.	UNC Steering Committee	HAT	Payment to Immtech of $5.5 Million or more	4,000*
14.	MMV Steering Committee	Malaria Treatment (AQ13)	Payment to Immtech of $3 Million or more	4,000

* Plus 5,000 shares of Restricted Stock (as defined in the Stock Option Plan) that vest, subject to compliance with the terms of this Agreement, on March 31, 2007.

Additions marked by double underline and deletions identified by ~~strikethrough~~.

Section 14           Covenant Not to Compete. Employee agrees that he will not, either directly or indirectly, at any time during his employment with the Company, compete or interfere, or setup to compete or interfere, or aid others to so compete or interfere or set up to compete or interfere with the Company in the conduct or transaction of any business or enterprise in which the Company (i) is presently engaged, or (ii) is planning to become engaged and has made significant monetary investment in order to be engaged, or (iii) is engaged at any time during Employee’s employment by the Company.

Employee further agrees that, upon the termination of his employment, with the Company, he will not, ~~for a period of twelve (12) months from the date of voluntary termination or termination for cause, as defined herein, or for a period of nine (9) months from the date of involuntary termination not for cause~~ through March 31, 2007 (~~collectively,~~ the “Restriction Period”), within any geographic markets where the Company is then active, directly or indirectly compete with the Company by engaging in a competitive business in the development, manufacture, assembly, promotion, marketing or sale of ~~biopharmaceutical products made from CRP (C. reactive protein), modified CRP or other acute phase proteins for the diagnosis or therapeutic treatment of AIDS, Cancer or Sepsis~~ pharmaceutical products based on dication technology, or other products developed or under development by the Company, or any component or ingredient thereof, as an owner, partner, officer, director, associate, employee, consultant, salesperson or stockholder or aid others, directly or indirectly, in competing with the Company. For the purposes of this Agreement, competition and/or engaging in a competitive business shall include, but shall not be limited to, any disclosure of confidential, proprietary, promotional or marketing information, trade secrets, names of the Company’s employees or research consultants, names of suppliers, names of customers or any other information acquired prior to termination of employment which is not already in the public domain.

Employee expressly agrees that, upon a breach or violation of the provisions of this section, the Company shall be entitled, in addition to all other remedies available to it, to appropriate injunctive relief, without bond, in any court of competent jurisdiction.

Section 15	Confidentiality and Non-Disclosure. Employee covenants and agrees:

(a)           Not to use, publish or otherwise disclose, except in the course of his duties as employee of the Company, any confidential, proprietary, patentable or copyrightable information or materials generated by or disclosed to him in the course of his duties as an employee of the Company, except for data which:

(i)	At the time of disclosure to Employee, was in the public domain;

(ii)            After the time of disclosure to Employee, is published or becomes a part of the public domain through no fault of Employee; or

(iii)           Was in the possession of Employee prior to the time of disclosure by the Company, which can be demonstrated by Employee’s written records or other competent evidence.

(b)           Not to disclose or utilize, in connection with the performance of his duties as an employee of the Company, any information that Employee is under a duty not to disclose.

(c)           Upon termination of his employment with the Company, to promptly return to the Company all written and other information, data and materials which are secret or confidential in nature of which relate to patentable, copyrightable or proprietary information relating to the business of the Company.